EXHIBIT 10.16

                             First Team Sports, Inc.
                               1201 Lund Boulevard
                                 Anoka, MN 55303

April 7, 1997

Mr. Joe Mendelsohn
1617 East McMillan
Cincinnati, OH  45206

Dear Joe:

This letter will confirm the conversations you and I have had in connection with the amendment of your August 19, 1992 Consulting Agreement. Other than the amendments set forth below, your consulting agreement shall remain in full force and affect through fiscal 1998.

In addition to your monthly consulting fee of $3,000, you will be eligible for a performance payment as follows:

                 Earnings Before Tax             EBT %               Payment

Lower Level          $4,900,000                  7.0%               $ 24,000

Middle Level         $5,568,000                  7.4%               $ 72,000

Higher Level         $6,076,000                  7.6%               $120,000


The above performance payment will be calculated and awarded with the same criteria as the 1998 Executive Bonus Plan. If earnings fall between the three above levels, bonus dollars will be pro-rated accordingly.

In addition, you have been granted a seven-year, nonqualified stock option covering 30,000 shares at $6.00 per share. These options will vest at the rate of 33 1/3% per year over the next three years.

If this letter accurately sets forth your understanding of the amendment to the terms of your consulting agreement, please sign both copies where indicated and return a signed copy to me.

Very truly yours,

/s/ John J. Egart
John J. Egart
President/CEO

I have read the foregoing and am in agreement with the terms set forth therein.

April 27, 1997                              /s/ Joe Mendelsohn
Date                                        Joe Mendelsohn